UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2008

INLAND AMERICAN REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Winston Hotels, Inc. Interim Financial Statements

On July 6, 2007, Inland American Real Estate Trust, Inc. (referred to herein as the “Company,” the “registrant,” “we” or “us”) filed a Current Report on Form 8-K regarding the completion of the transactions contemplated by the Agreement and Plan of Merger, dated April 2, 2007 (the “Merger Agreement”), among the Company, Inland American Acquisition (Winston), LLC, Winston Hotels, Inc. (referred to herein as “Winston”) and WINN Limited Partnership.  The initial Report included, as an exhibit thereto, the audited financial statements and unaudited interim financial statements of Winston for the three year period ended December 31, 2006 and the interim period ended March 31, 2007.  This Report is being filed, in part, for the purpose of filing the unaudited interim financial statements of Winston for the interim period ended June 30, 2007.

Investment in Feldman Mall Properties, Inc.

On July 16, 2008, Feldman Mall Properties, Inc. (NYSE: FMP) (referred to herein as “Feldman”) filed a Form 8-K stating that its board of directors had determined not to declare the quarterly dividend payable on the outstanding shares of 6.85% Series A Cumulative Convertible Preferred Stock (the Series A Preferred Stock”), of which we own 2,000,000 shares.  However, the dividend will continue to accrue to us and will be a liability of Feldman.  Under the terms of the Series A Preferred Stock, holders are entitled to receive cash dividends at a rate per annum of 6.85% on the $25.00 liquidation preference per share ($50 million in liquidation preference in the aggregate) of the Series A Preferred Stock, payable quarterly.  We are evaluating the effect of Feldman’s determination on our investment in Feldman’s common and preferred stock.  Depending on the outcome of our analysis, we may be required to record additional impairments on our investment in Feldman.

Item 9.01. Financial Statements and Exhibits.

(a)

Financial statements of businesses acquired

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Jack Potts
Name:	Jack Potts
Title:	Principal Accounting Officer

Date:  July 18, 2008

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2007	December 31, 2006
ASSETS
Land	$ 59,670	$ 59,803
Buildings and improvements	429,468	430,968
Furniture and equipment	68,763	66,745
Operating properties	557,901	557,516
Less accumulated depreciation	145,618	140,826
	412,283	416,690
Properties under development and land for development	9,501	11,748
Net investment in hotel properties	421,784	428,438

Assets held for sale	6,000	10,327
Corporate furniture, fixtures and equipment, net	488	551
Cash	70,527	7,822
Accounts receivable, net	2,258	2,723
Notes receivable	15,966	52,146
Investment in joint ventures	3,938	4,209
Deferred expenses, net	5,296	9,490
Prepaid expenses and other assets	18,329	14,135
Deferred tax asset	10,466	10,367
Total assets	$ 555,052	$ 540,208

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Lines of credit	$ -	$ 7,850
Mortgage loans	235,721	231,694
Accounts payable and accrued expenses	26,637	21,479
Contingent liability (Note 2)	20,000	-
Distributions payable	1,840	6,413
Total liabilities	284,198	267,436

Minority interest	15,503	13,804

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000 shares authorized,
3,680 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000 shares authorized,
29,415 and 29,191 shares issued and outstanding
at June 30, 2007 and December 31, 2006, respectively	294	292
Additional paid-in capital	352,713	351,274
Distributions in excess of earnings	(97,693)	(92,635)
Total shareholders’ equity	255,351	258,968
Total liabilities, minority interest and shareholders’ equity	$ 555,052	$ 540,208

See Notes to the Consolidated Financial Statements

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
Three Months Ended June 30,	2007	2006
Operating revenue:
Rooms	$ 47,212	$ 39,106
Food and beverage	3,329	2,881
Other operating departments	1,563	1,575
Joint venture fee income	59	51
Total operating revenue	52,163	43,613
Hotel operating expenses:
Rooms	8,779	7,797
Food and beverage	2,315	2,046
Other operating departments	1,239	1,046
Undistributed operating expenses:
Property operating expenses	9,447	7,785
Real estate taxes and property and casualty insurance	2,230	1,908
Franchise costs	3,243	2,707
Maintenance and repair	2,183	1,960
Management fees	2,443	1,559
General and administrative	10,698	2,498
Termination fee	20,000	-
Depreciation	5,819	4,987
Amortization	416	514
Total operating expenses	68,812	34,807
Operating income (loss)	(16,649)	8,806

Extinguishment of debt	(3,610)	(3,961)
Interest and other income	1,341	2,020
Interest expense	(3,553)	(4,938)
Income (loss) before allocation to minority interests,
income taxes, and equity in income of unconsolidated
joint ventures	(22,471)	1,927
Loss allocation to minority interest in Partnership	1,079	54
Income allocation to minority interest in consolidated joint ventures	(316)	(353)
Income tax expense	(968)	(967)
Equity in income of unconsolidated joint ventures	80	41
Income (loss) from continuing operations	(22,596)	702
Discontinued operations:
Income from discontinued operations	162	1,384
Gain on sale of discontinued operations	2,098	3,479
Loss on impairment of asset held for sale	(1,999)	-
Income (loss) before gain on sale of properties	(22,335)	5,565
Gain on sale of properties, less applicable income tax	14,107	-
Net income (loss)	(8,228)	5,565
Preferred stock distribution	(1,840)	(1,840)
Net income (loss) available to common shareholders	$ (10,068)	$ 3,725
Basic weighted average number of common shares outstanding	28,988	26,479
Diluted weighted average number of common shares outstanding	28,988	26,479
Income (loss) per common share basic and diluted:
Loss from continuing operations and gain from sale of properties	$ (0.36)	$ (0.04)
Income from discontinued operations	0.01	0.18
Net income (loss) available to common shareholders	$ (0.35)	$ 0.14
Per share dividends to common shareholders	$ -	$ 0.15
See Notes to the Consolidated Financial Statements

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
Six Months Ended June 30,	2007	2006
Operating revenue:
Rooms	$ 86,825	$ 72,374
Food and beverage	5,777	4,874
Other operating departments	2,820	2,657
Joint venture fee income	127	103
Total operating revenue	95,549	80,008
Hotel operating expenses:
Rooms	16,682	14,731
Food and beverage	4,235	3,742
Other operating departments	2,187	1,865
Undistributed operating expenses:
Property operating expenses	18,547	15,382
Real estate taxes and property and casualty insurance	4,342	3,624
Franchise costs	5,999	4,958
Maintenance and repair	4,322	3,842
Management fees	3,971	2,852
General and administrative	17,026	5,526
Termination Fee	20,000	-
Depreciation	11,410	9,678
Amortization	962	1,003
Total operating expenses	109,683	67,203
Operating income (loss)	(14,134)	12,805
Extinguishment of debt	(3,882)	(3,961)
Loss on sale of note receivable	(5,322)	-
Interest and other income	3,061	3,406
Interest expense	(7,449)	(9,350)
Income (loss) before allocation to minority interests,
income taxes, and equity in income of unconsolidated
joint ventures	(27,726)	2,900
Loss allocation to minority interest in Partnership	1,316	88
Income allocation to minority interest in consolidated joint ventures	(103)	(219)
Income tax expense	(979)	(994)
Equity in income of unconsolidated joint ventures	1,384	64
Income (loss) from continuing operations	(26,108)	1,839
Discontinued operations:
Income from discontinued operations	528	2,279
Gain on sale of discontinued operations	12,094	7,728
Loss on impairment of asset held for sale	(1,999)	-
Income (loss) before gain on sale of properties	(15,485)	11,846
Gain on sale of properties, less applicable tax	14,107	-
Net income (loss)	(1,378)	11,846
Preferred stock distribution	(3,680)	(3,680)
Net income (loss) available to common shareholders	$ (5,058)	$ 8,166
Basic weighted average number of common shares outstanding	28,981	26,449
Diluted weighted average number of common shares outstanding	28,981	26,449
Income (loss) per common share basic and diluted:
Loss from continuing operations and gain from sale of properties	$ (0.54)	$ (0.07)
Income from discontinued operations	0.37	0.38
Net income (loss) available to common shareholders	$ (0.17)	$ 0.31
Per share dividends to common shareholders	$ -	$ 0.30
See Notes to the Consolidated Financial Statements

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(in thousands, except per share amounts)

					Additional	Distributions	Total
	Preferred Stock		Common Stock		Paid-in	In Excess of	Shareholders’
	Shares	Dollars	Shares	Dollars	Capital	Earnings	Equity

Balances at December 31, 2006	3,680	$ 37	29,191	$ 292	$ 351,274	$ (92,635)	$ 258,968
Issuance of shares and other	-	-	224	2	(10)	-	(8)
Restricted stock expense recognition	-	-	-	-	1,449	-	1,449
Distributions ($0.50 per preferred B share)	-	-	-	-	-	(3,680)	(3,680)
Net loss	-	-	-	-	-	(1,378)	(1,378)
Balances at June 30, 2007	3,680	$ 37	29,415	$ 294	$ 352,713	$ (97,693)	$ 255,351

					Additional	Distributions	Total
	Preferred Stock		Common Stock		Paid-in	In Excess of	Shareholders’
	Shares	Dollars	Shares	Dollars	Capital	Earnings	Equity

Balances at December 31, 2005	3,680	$ 37	26,509	$ 265	$ 325,238	$ (100,875)	$ 223,211
Presentation reclassification - SFAS 123R adoption	-	-	(136)	(1)	(1,453)	-	-
Restricted stock expense recognition	-	-	117	1	1,166	-	1,167
Distributions ($0.30 per common share)	-	-	-	-	-	(8,041)	(8,041)
Distributions ($1.00 per preferred B share)	-	-	-	-	-	(3,680)	(3,680)
Net income	-	-	-	-	-	11,846	11,846
Balances at June 30, 2006	3,680	$ 37	26,490	$ 265	$ 324,951	$ (100,750)	$ 224,503

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

Six Months Ended June 30,	2007	2006
Cash flows from operating activities:
Net income (loss)	$ (1,378)	$ 11,846
Adjustments to reconcile net income to net cash
provided by operating activities:
Income allocation to minority interest	(758)	395
Income allocation to minority interest in consolidated joint ventures	103	219
Depreciation	11,593	10,955
Amortization	1,065	1,135
Deferred income tax (benefit) expense	(99)	762
Extinguishment of debt	3,333	3,961
Loss on sale of note receivable	5,322	-
Loss on impairment of asset held for sale	2,087	-
Gain on sale of hotel properties	(12,094)	(8,103)
Equity in income of unconsolidated joint ventures	(1,384)	(64)
Distributions from joint ventures	442	50
Unearned compensation amortization	1,449	1,155
Changes in assets and liabilities:
Accounts receivable	465	218
Prepaid expenses and other assets	(4,194)	1,636
Accounts payable and accrued expenses	4,785	(820)
Net cash provided by operating activities	10,737	23,345
Cash flows from investing activities:
Investment in hotel properties	(18,497)	(23,995)
Proceeds from state historic tax credits	2,923	-
Proceeds from sale of hotel properties	25,694	23,282
Issuance of notes receivable	(3,530)	(21,685)
Collection and sale of notes receivable	34,633	26
Distributions from (investment in) unconsolidated joint ventures	1,214	(7,516)
Purchase of restricted marketable securities	-	(64,578)
Franchise and loan origination costs	(141)	(473)
Net cash provided by (used in) investing activities	42,296	(94,939)
Cash flows from financing activities:
Termination fee advance	20,000	-
Net decrease in lines of credit	(7,850)	(91,100)
Proceeds from mortgage loans	17,457	187,775
Payment of mortgage loans	(13,430)	(12,317)
Distributions to shareholders	(8,058)	(11,677)
Distributions to minority interest in partnership	(195)	(390)
Contributions from (distributions to) minority interest
in consolidated joint ventures	1,811	(160)
Fees paid in connection with financing activities	(63)	(4,316)
Net cash provided by financing activities	9,672	67,815
Net increase (decrease) in cash	62,705	(3,779)
Cash at beginning of period	7,822	15,047
Cash at end of period	$ 70,527	$ 11,268

See Notes to the Consolidated Financial Statements

1.

ORGANIZATION

Winston Hotels, Inc. (the “Company”), headquartered in Raleigh, North Carolina, owns and develops hotel properties directly and through joint ventures, provides and acquires hotel loans, and provides hotel development and asset management services.  The Company conducts substantially all of its operations through its consolidated operating partnership, WINN Limited Partnership (the “Partnership”).  The Company and the Partnership (together with the Partnership’s wholly owned subsidiaries) are collectively referred to as the “Company”.  As of June 30, 2007, the Company’s ownership interest in the Partnership was 95.77% (See Note 4).  The Company operates so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes under Sections 853-860 of the Internal Revenue Code of 1986, as amended.

As of June 30, 2007, the Company owned or was invested in 50 hotel properties in 18 states, having an aggregate of 6,782 rooms.  This included 42 wholly owned properties with an aggregate of 5,748 rooms, a 41.7% ownership interest in a joint venture that owned one hotel with 121 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned three hotels with an aggregate of 387 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to the Company.  As of June 30, 2007, the Company also had $16 million in loan receivables from owners of several hotels.  The Company does not hold an ownership interest in any of the hotels for which it has provided debt financing.

The Company has elected to be taxed as a REIT.  The Company believes that it qualifies for taxation as a REIT and, with certain exceptions, the Company will not be subject to tax at the corporate level on its taxable income that is distributed to the shareholders of the Company.  A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income.  Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates and distributions to the shareholders in any such year will not be deductible by the Company.

Under the REIT Modernization Act of 1999 (the “RMA”), which became effective January 1, 2001, a REIT is permitted to lease hotels to wholly owned taxable REIT subsidiaries of the REIT (“TRS Lessees”).  The Company has formed two taxable REIT subsidiaries, Barclay Hospitality Services Inc. (“Barclay Hospitality”) and Barclay Holding, Inc. (“Barclay Holding”) (collectively, “Barclay”).  As of June 30, 2007, 41 of the Company’s 42 wholly owned hotels were operated under leases with Barclay Hospitality.  The remaining wholly owned hotel, the Hampton Inn & Suites Baltimore Inner Harbor in Maryland, was leased to an entity owned 0.1% by Barclay Holding.  One joint venture hotel, the Chapel Hill, NC Courtyard by Marriott, was leased to an entity owned 48.78% by Barclay Holding.  A second joint venture hotel, the Ponte Vedra, FL Hampton Inn, was leased to an entity owned 49% by Barclay Holding.  A third joint venture hotel, the Stanley Hotel in Estes Park, CO, was leased to an entity owned 60% by Barclay Holding.  A fourth joint venture hotel, the Kansas City, MO Courtyard by Marriott, was leased directly to Barclay Holding.  A fifth joint venture hotel, the Akron, OH Hilton Garden

Inn, was leased to an entity owned 41.7% by Barclay Holding.  The remaining three joint venture hotels, the West Des Moines, IA Fairfield Inn & Suites, the Houston, TX SpringHill Suites and the West Des Moines, IA SpringHill Suites by Marriott were leased to entities owned 13.05% by Barclay Holding.

To qualify as a REIT, the Company cannot operate hotels.  The Company’s taxable REIT subsidiaries engage hotel management companies to operate the hotels under management contracts.  Under these management contracts, the Company’s third-party managers have direct control of the daily operations of the Company’s hotels.  As of June 30, 2007, Alliance Hospitality Management, LLC managed 39 of the Company’s 50 hotels, Marriott International managed six hotels, Concord Hospitality Enterprises Company managed three hotels, and Promus Hotels, Inc., an affiliate of Hilton Hotels Corporation, and GHG-Stanley Management, LLC each managed one hotel.  Marriott reports the operating results for the hotels it manages on a fiscal year consisting of thirteen four-week periods.  Therefore, for the six Marriott-managed hotels, the Company’s fiscal year will reflect twelve weeks of operations for each of the first three quarters of the year and sixteen weeks for the fourth quarter of the year.  Therefore, in any given quarterly period, period-over-period results will have different ending dates for the Marriott managed hotels.

2.

MERGER

On February 21, 2007, the Company entered into a definitive agreement and plan of merger with affiliates of Och-Ziff Real Estate and Norge Churchill, Inc. (“Och-Ziff”).  On March 8, 2007, the Company received an unsolicited offer from Inland American Real Estate Trust, Inc. (“Inland”) to acquire all of the outstanding common stock of the Company for $15.00 per share, together with all of the common units of the Partnership for $15.00 per unit.  On March 27, 2007, the Company received a letter from Inland confirming their prior offer to acquire the Company’s common stock and the Partnership’s common units, and also providing that Inland would acquire all of the Company’s 8.00% Series B Cumulative preferred stock (“Series B Preferred Stock”).  On April 2, 2007, in connection with the decision by the Board of Directors and the independent Special Committee of the Board of Directors of the Company to enter into an agreement and plan of merger with Inland, the Company terminated its agreement and plan of merger with Och-Ziff (“Och-Ziff Merger Agreement”).  On April 2, 2007, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Inland and Inland American Acquisition (Winston), LLC, a wholly-owned Subsidiary of Inland (“IAA” and together with Inland, “Inland”).

In connection with executing the Merger Agreement, the Company expensed and paid Wilbur Acquisition Holding Company, LLC a total of $20.0 million in satisfaction of termination fees and reimbursement of expenses relating to the termination of the Och-Ziff Merger Agreement.  Pursuant to the terms of the Merger Agreement, Inland reimbursed the Company for the $20.0 million payment.  The Company was required to repay Inland in the event the merger with Inland was not consummated.  Accordingly, this amount is reflected as a contingent liability as of June 30, 2007.  In connection with executing the Merger Agreement, the Company agreed to pay at a future date, severance and retention payments to employees totaling $8.1 million.  These payments will be included in the total cost of acquiring the Company and have not been expensed in the accompanying financial statements.

Pursuant to the Merger Agreement, on July 1, 2007 (i) the Company merged with and into IAA, with IAA continuing as the surviving entity (the “Merger”), and (ii) Inland purchased one hundred (100) common units of partnership interest in the Partnership for a purchase price of one hundred dollars, whereby Inland became a limited partner of the Partnership.  Under the terms of the Merger Agreement, at the Effective Time:

a.

each common unit of the Partnership was converted into one validly issued, fully paid and nonassessable common unit of the surviving entity of the merger;

b.

each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, Inland and their respective subsidiaries) was converted into, and cancelled in exchange for, the right to receive an amount in cash to be paid by Inland equal to $15.00, without interest (the “Common Share Merger Consideration”);

c.

each share of the Company’s Series B Preferred Stock, issued and outstanding immediately prior to the Effective Time, was converted into, and cancelled in exchange for, the right to receive an amount in cash to be paid by Inland equal to the sum of (i) $25.38 per share plus (ii) any accrued and unpaid dividends as of the Effective Time including the $0.50 Series B preferred stock dividend for the second quarter to shareholders of record as of June 29, 2007;

d.

each partnership interest in the Partnership that was not specifically designated as a Series B preferred unit, issued and outstanding immediately prior to the Effective Time, was converted into, and cancelled in exchange for, the right to receive an amount in cash equal to $15 per unit, multiplied by a conversion factor (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership), which was one (1); and

e.

the Company was released from its contingent obligation to repay Inland the $20 million advanced on the termination fees.

The foregoing description of certain terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed with the United States Securities and Exchange Commission (“SEC”) on April 3, 2007.

3.

BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements reflect, in the opinion of management, all adjustments necessary for a fair statement of the results for the interim periods presented.  All such adjustments are of a normal and recurring nature.  Due to the seasonality of the hotel business, the information for the three and six months ended June 30, 2007 and 2006 is not necessarily indicative of the results for a full year.   These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements included within the Registration Statement on Form S-11 of Inland American Real Estate Trust, Inc.  The year-end Consolidated Balance Sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements are prepared in accordance with GAAP.  The consolidated financial statements include the accounts of Winston Hotels, Inc., the Partnership, the Partnership’s wholly owned subsidiaries, and joint ventures which were consolidated in accordance with the provision of Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities” (“FIN 46R”).  All significant inter-company balances and transactions have been eliminated.

Accounting for Long-Lived Assets

Investment in Hotel Properties.  Hotel properties are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets of between 5 and 10 years for furniture, fixtures and equipment, and between 30 and 40 years for buildings and improvements.  Upon disposition, both the assets and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to the income statement.  The Company expenses repairs and maintenance costs of the hotels as they are incurred.  During the six months ended June 30, 2007 and 2006, the Company capitalized interest of $405 and $935, respectively, related to hotels under development or major renovation.

Impairment.  The Company evaluates the potential impairment of its individual long-lived assets, principally its wholly owned hotel properties and the hotel properties in which it owns an interest through consolidated joint ventures, in accordance with Statement of Financial Accounting Standards (“SFAS”)  No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  The Company records an impairment charge when it believes an investment in a hotel has been impaired such that the Company’s estimate of future undiscounted cash flows, together with its estimate of an anticipated liquidation amount, would not recover the then current carrying value of the investment in the hotel property, or when the Company classifies a property as “held for sale” and the carrying value exceeds fair market value.  The Company considers many factors and makes certain subjective assumptions when making this assessment, including but not limited to, general market and economic conditions, operating results over the past several years, the performance of similar properties in the same market, and expected future operating results based on a variety of assumptions.  Changes in market conditions or poor operating results of underlying investments could adversely impact the Company’s assumptions regarding future undiscounted cash flows and anticipated liquidation amounts therefore requiring an immediate material impairment charge.  Further, the Company currently owns certain hotels for which the carrying value exceeds current market value.  Other than the impairment charge discussed below, the Company does not believe an impairment charge for any of these hotels is appropriate at this time since the Company’s forecast of each hotel’s future undiscounted cash flows, together with its estimated liquidation amount, exceeds the current carrying value of each of these hotels.  Should the Company approve a plan to sell any of the hotels for which the carrying value exceeds fair market value, an impairment charge would be required at that time and could be material in the aggregate.

The Company prepares an impairment analysis quarterly based on facts and circumstances existing at the end of each quarter.  In accordance with SFAS 144, the Company recorded a $2.0 million (net of allocation to minority interest) non-cash impairment charge in the second quarter of 2007 relating to the Orlando, FL Comfort Suites.  The non-cash impairment charge represents an adjustment to reduce the carrying value of the aforementioned hotel to the estimated sales price, net of estimated selling costs.  The Company’s estimated sales price was based management’s current best estimate of the fair market value. The remaining hotel, the Orlando, FL Comfort Suites, is being actively marketed by the Company for sale.  Should the Company complete a sale of the remaining hotel, there can be no assurance that the net proceeds from a sale will equal the Company’s carrying value, in which case an additional impairment charge may be necessary at that time.

Recently Issued Accounting Standards

Refer to Note 10 for information regarding the Company’s implementation of the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes -- an interpretation of FAS No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes.

In September 2006, the FASB released SFAS 157, “Fair Value Measurements” (“SFAS 157”).  This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 clarifies the exchange price notion in the fair value definition to mean the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).  This statement also clarifies that market participant assumptions should include assumptions about risk, should include assumptions about the effect of a restriction on the sale or use of an asset and should reflect its nonperformance risk (the risk that the obligation will not be fulfilled).  Nonperformance risk should include the reporting entity’s credit risk.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Due to the Company’s merger with Inland on July 1, 2007 (see Note 2), the Company will not issue separate financial statements for the periods affected by SFAS 157.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.  Due to the Company’s merger with Inland on July 1, 2007 (see Note 2), the Company will not issue separate financial statements for the periods affected by SFAS 159.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) released SOP 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”), which provides guidance for determining whether specialized industry accounting principles should be retained by a parent company in consolidation or by an investor that has the ability to exercise significant influence over an investment company and applies the equity method of accounting to its investment in the entity.  In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor.  SOP 07-1 is effective for financial statements issued for fiscal years beginning after December 15,

2007.  Due to the Company’s merger with Inland on July 1, 2007 (see Note 2), the Company will not issue separate financial statements for the periods affected by SOP 07-1.

4.

MINORITY INTEREST IN PARTNERSHIP

Certain hotel properties have been acquired, in part, by the Partnership, through the issuance of units of limited partnership interest in the Partnership to third parties.  This equity interest in the Partnership held by these limited partners represents the Company’s minority interest.  The Company’s minority interest is: (i) increased or decreased by its pro-rata share of the net income or net loss, respectively, of the Partnership; (ii) decreased by distributions; (iii) decreased by redemption of limited partnership units for cash or the Company’s common stock; and (iv) adjusted to equal the net equity of the Partnership multiplied by the limited partners’ ownership percentage immediately after each issuance of units and/or common stock of the Company through an adjustment to additional paid-in capital.  Income (loss) is allocated to minority interest based on the weighted average percentage ownership throughout the period.

The Company is the general partner of, and as of June 30, 2007, owned a 95.77% ownership interest in the Partnership.  The remaining 4.23% interest in the Partnership was owned by Hubbard Realty of Winston-Salem, Inc. (0.21%), Cary Suites, Inc. (3.32%), WJS – Perimeter, Inc. (0.36%), and Charles M. Winston (0.34%).  Hubbard Realty of Winston-Salem, Inc. is owned by parties unrelated to the Company.  Mr. Robert W. Winston, III, Chief Executive Officer of the Company, is the sole officer and director of Cary Suites.  Cary Suites is a corporation owned 29.1% by Mr. Robert Winston, 20.8% by his wife, 15.75% by each of his parents, 17.9% by trusts for the benefit of his children, and 0.7% by his sister.  Mr. Robert Winston’s father is Mr. Charles M. Winston, Chairman of the Company’s Board of Directors (“the Board”).  Mr. Charles Winston serves as a director and owns a 33.33% ownership interest in WJS – Perimeter, Inc.  The remaining 66.67% ownership interest in WJS – Perimeter, Inc. is owned by parties unrelated to the Company.  Minority interest in the Partnership as of June 30, 2007 and December 31, 2006 was $7,129 and $7,345, respectively.

5.

CONCENTRATION RISK

The Company’s investments are all concentrated within the hotel industry.  The Company’s current investment strategy is to acquire or develop premium-limited service, extended-stay, mid-scale, upscale, upper upscale and, in certain cases, full-service hotels either directly or through joint ventures, and to originate and acquire mortgage loans and other instruments such as mezzanine loans to hotel owners and operators.  At present, all of the Company’s owned hotels or hotels with respect to which the Company has provided debt financing are located within the United States.  Accordingly, adverse conditions in the hotel industry will have a material adverse effect on the Company’s operating and investment revenues and cash available for distribution to shareholders.

At June 30, 2007, 23 out of the Company’s 42 wholly owned hotels were located in the six eastern seaboard states ranging from Maryland to Florida, including 13 hotels located in North Carolina.  Adverse events in these areas, such as economic recessions, hurricanes or other natural disasters, could cause a loss of revenues from these hotels, which could have a greater adverse effect on the Company as a result of its concentration of assets in this area.  The Company’s geographic concentration also exposes it to risks of oversupply and competition in its principal markets.

In addition, the Company expects to originate or acquire additional hotel loans that are not typically collateralized by a first mortgage.  These types of loans involve a higher degree of risk than long-term senior mortgage loans collateralized by income-producing real property due to a variety of factors, including the loan being entirely uncollateralized or, if collateralized, becoming uncollateralized as a result of foreclosure by the senior lender.  The Company may not recover some or all of its investment in these loans.  In addition, these loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

6.

DISCONTINUED OPERATIONS

In April 2007, the Brunswick, GA Hampton Inn was sold for net proceeds of $6.1 million, resulting in a net gain of $2.2 million in the second quarter of 2007.  As of March 31, 2007, this hotel was included in assets held for sale.  In March 2007, the Tinton Falls, NJ Holiday Inn was sold for net proceeds of $14.6 million, resulting in a net gain of $8.1 million.  In February 2007, the Abingdon, VA Holiday Inn Express was sold for net proceeds of $5.0 million, resulting in a net gain of $2.4 million.  As of December 31, 2006, the Abingdon, VA Holiday Inn Express hotel was included in assets held for sale.  In November 2006, the Winston Salem, NC Courtyard by Marriott was sold for net proceeds of $9.7 million, resulting in a net gain of $2.8 million.  In August 2006, the Alpharetta, GA Homewood Suites was sold for net proceeds of $9.7 million, resulting in a net gain of $3.3 million.  In July 2006, the Company sold the West Springfield, MA Hampton Inn for net proceeds of $9.5 million, resulting in a net gain of $3.9 million.  In June 2006, the Company sold the Boone, NC Hampton Inn for net proceeds of $4.9 million, resulting in a net gain of $2.2 million.  In April 2006, the Company sold the Wilmington, NC Comfort Inn for net proceeds of $5.7 million, resulting in a net gain of $1.0 million.  The Company sold the Southlake, GA Hampton Inn in March 2006 for net proceeds of $8.5 million, resulting in a net gain of $4.4 million.

In accordance with SFAS 144, the Company recorded an additional $2.0 million (net of allocation to minority interest) non-cash impairment charge in the second quarter of 2007 relating to the Orlando, FL Comfort Suites.  The non-cash impairment charge represents an adjustment to reduce the carrying value of the aforementioned hotel to the estimated sales price, net of estimated selling costs.  The Company’s estimated sales price was based on management’s current best estimate of the fair market value.  The remaining hotel, the Orlando, FL Comfort Suites, is being actively marketed by the Company for sale.  Should the Company complete a sale of the remaining hotel, there can be no assurance that the net proceeds from a sale will equal the Company’s carrying value, in which case an additional impairment charge may be necessary at that time.

The operating results for these hotels are included in discontinued operations in the statements of operations until their sale date.  The Company has elected not to allocate interest expense to the results of the discontinued operations in accordance with SFAS 144.  The inclusion of additional hotels in discontinued operations resulted in certain reclassifications to the financial statement amounts for the three and six months ended June 30, 2006.  Condensed financial information of the results of operations for the hotels included in discontinued operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenue	$1,124	$7,597	$4,186	$15,192
Total expenses	984	6,170	3,800	13,037
Income from hotel operations	140	1,427	386	2,155
Allocation to minority interest in Partnership-income from discontinued operations	(7)	(65)	(23)	(108)
Gain on sale of discontinued operations	104	3,648	10,542	8,103
Allocation to minority interest in Partnership- gain on sale of discontinued operations	(93)	(169)	(535)	(375)
Loss on impairment of assets held for sale	88	-	88	-
Income tax benefit	29	22	165	232
Income from discontinued operations	$261	$4,863	$10,623	$10,007

7.

HOTEL DEVELOPMENT AND ACQUISITION

Developments

Downtown Raleigh.  In April 2007, the Company purchased a 0.73-acre vacant site in downtown Raleigh, N.C.  for $2.6 million on which it plans to build a high-rise, mixed-use development that will include a 120-room Hampton Inn and Suites, an 80-room aloft hotel and approximately 5,000 square feet of retail and restaurant space.  The high-rise may also include up to 250 residential condominiums.  Pending city planning, permitting and other required government approvals, construction is expected to begin in the first quarter of 2008.

Raleigh Aloft.  During November 2006, the Company purchased a parcel of land for $0.6 million adjacent to its Hilton Garden Inn near the Raleigh Durham airport to build its first aloft hotel.  The cost of the 151-room aloft is expected to be approximately $18.5 million.  The Company expects to break ground on the wholly owned hotel during the fourth quarter of 2007 with an expected opening date during the fourth quarter of 2008.

Roanoke Residence Inn.  In 2006, the Company began construction on a wholly owned, 79-room Residence Inn in Roanoke, VA, with a planned opening in the 2007 fourth quarter.  The cost of the Residence Inn is expected to be approximately $10.7 million.  The Company is funding part of the project’s cost through a first mortgage loan (See Note 12).  As of June 30, 2007, the Company had invested approximately $7.0 million in this project.

Wilmington Hilton Garden Inn.  In March 2007, the Company opened a 119-room Hilton Garden Inn hotel in the Mayfaire Town Center development in Wilmington, NC.  As of June 30, 2007, the Company had invested approximately $12.5 million in this project.

Joint Venture Developments.  During the 2006 fourth quarter, the Company broke ground on a 22-room, $3.4 million expansion of the Chapel Hill, NC Courtyard by Marriott hotel.  The project is scheduled for completion in the 2007 fourth quarter.  The property is owned by a joint venture in which the Company holds a 48.78% equity interest (See Note 8).  As of June 30, 2007, the Company had invested approximately $1.9 million in this project.  The Company is also building a 120-room Courtyard by Marriott in Jacksonville, FL, the estimated cost of which is $15.1 million.  The property is owned by a joint venture in which the Company holds a 48 % equity interest (See Note 8).

Acquisitions

Potential Acquisition of Two New York Hotels

In August 2006, the Company announced that it had entered into definitive agreements to acquire two hotels under construction in New York City (one each in the Tribeca and Chelsea sections of Manhattan) for a purchase price of $55 million each.  The Tribeca hotel experienced construction delays and the Company pursued legal action against the seller.  As of June 30, 2007, the lawsuit has been settled with the seller and the seller paid the Company $16 million, which netted to a gain of $14.7 million, in June 2007 which is included in gain on sale of properties, less applicable income tax in the unaudited consolidated statements of operations for three and six months ended June 30, 2007.  As a result, the Company has agreed to terminate the contract to acquire the Tribeca hotel.   The Company has been approved by Hilton Hotels Corporation for a Hilton Garden Inn franchise for the Hilton Garden Inn Chelsea.  The Hilton Garden Inn Chelsea is expected to open in the fourth quarter of 2007.

8.

SUMMARIZED FINANCIAL STATEMENT INFORMATION FOR JOINT VENTURES

As of June 30, 2007, the Company was invested in ten hotels through joint ventures, which included nine operating hotels and one hotel under development.  The Company consolidates all voting interest entities in which it owns a controlling voting interest and all variable interest entities (“VIE”) for which it is the primary beneficiary in accordance with FIN 46R.  As a result, the Company consolidated the balance sheets and the results of operations for six of the hotels it has invested in through joint ventures.  The Company’s investments in the remaining four joint venture hotels are not consolidated and instead are accounted for under the equity method.

Consolidated Joint Ventures

Operating Hotels

During 2005, the Company formed a joint venture, Gateway Hotel Associates, LLC (“Gateway Hotel Associates”), with DeHoff Development Company to build a 121-room Hilton Garden Inn at Gateway Corporate Park, adjacent to the Akron-Canton Airport in Ohio.  The hotel opened on November 2, 2006.  The Company currently owns a 41.7% interest in both Gateway Hotel Associates, which owns the hotel, and Gateway Hotel Associates Lessee, LLC (“Gateway Hotel Lessee”), which leases the hotel from Gateway Hotel Associates.  In addition, the Company has made a preferred equity investment of $2.2 million in Gateway Hotel Associates.  The Company’s preferred investment bears interest at 30-day LIBOR plus 11% per annum.  The joint venture funded a portion of the development costs with borrowings under a mortgage loan (See Note 12).  Pursuant to FIN 46R, this joint venture is considered to be a VIE and the Company is considered to be the primary beneficiary.  Accordingly, the results of operations and the balance sheet of this joint venture are consolidated in the Company’s consolidated financial statements pursuant to FIN 46R and all inter-company accounts are eliminated.

During 2005, the Company entered into a joint venture, New Stanley Associates, LLLP (“Stanley Associates”), with Stanley Holdings, LLC to acquire the Stanley Hotel in Estes Park, CO.  The joint venture acquired the Stanley Hotel on August 5, 2005 and simultaneously closed on a $13.0 million first mortgage loan to finance the acquisition (See Note 12).  The Company currently owns a 60% interest in both Stanley Associates, which owns the hotel, and New Stanley Associates Lessee, LLC (“Stanley Lessee”), which leases the hotel from Stanley Associates.  Pursuant to FIN 46R, these joint ventures are considered to be VIE’s and the Company is considered to be the primary beneficiary.  Accordingly, the results of operations and the balance sheet of these joint ventures are consolidated in the Company’s consolidated financial statements pursuant to FIN 46R and all inter-company accounts are eliminated.

During 2005, the Company entered into a joint venture, 131 East Redwood (Tenant) LLC, with Redwood Center, LLC and Chevron TCI, Inc.  The Company currently owns a 0.1% interest in the joint venture.  The joint venture leases the Hampton Inn & Suites Baltimore Inner Harbor hotel in Maryland from the Company.  Pursuant to FIN 46R, this joint venture is considered to be a VIE.  Excluding a priority payment and administrative fee totaling $120 per year payable to Chevron, TCI, Inc., the Company receives nearly all of the remaining net operating results from the operations of the hotel, and is therefore the primary beneficiary of this joint venture.  Accordingly, the results of operations and the balance sheet of this joint venture are consolidated in the Company’s consolidated financial statements pursuant to FIN 46R and all inter-company accounts are eliminated.

During 2004, the Company formed a joint venture, Winston Kansas City, LP, with U.S. Bancorp Community Development Corporation (“US Banc”) to acquire a historic residential building in Kansas City, MO.  The property, which underwent extensive renovations in connection with its conversion into a 123-room Courtyard by Marriott hotel, opened on April 20, 2006.  The joint venture funded a portion of the development costs with borrowings under a mortgage loan (See Note 12).  The Company currently owns a 0.21% interest in Winston Kansas City, LP, which owns the hotel, and a 100% interest in Barclay Holding, which leases the hotel from Winston Kansas City, LP.  Pursuant to FIN 46R, this joint venture is considered to be a VIE.  Excluding a 2% priority payment return on US Banc’s investment, substantially all of the profit or loss generated by the joint venture is allocated to the Company,   and the Company is therefore the primary beneficiary of this joint venture.  Accordingly, the results of operations and the balance sheet of this joint venture are consolidated in the Company’s consolidated financial statements pursuant to FIN 46R and all inter-company accounts are eliminated.

During 2003, the Company entered into a joint venture, Chapel Hill Hotel Associates, LLC (“Chapel Hill Hotel Associates”), with Chapel Hill Investments, LLC to develop and own hotel properties.  The Company currently owns a 48.78% interest in both Chapel Hill Hotel Associates, which owns the Chapel Hill, NC Courtyard by Marriott, and Chapel Hill Lessee Company, LLC (“Chapel Hill Lessee”), which leases the hotel.    The Company has also invested $1.2 million in exchange for a preferred equity interest in Chapel Hill Hotel Associates.  The Company’s preferred investment bears interest at 30-day LIBOR plus 5.885%.  Chapel Hill Investments, LLC,  which owns a 51.22% interest of both Chapel Hill Hotel Associates and Chapel Hill Lessee, is owned 52% by Charles M. Winston, Chairman of the Board, and his brother James H. Winston, a former member of the Board, collectively, and 48% by three other unaffiliated owners collectively.  Pursuant to FIN 46R, these joint ventures are considered to be VIE’s and the Company is considered to be the primary beneficiary.  Accordingly, the results of operations and the balance sheet of these joint ventures are consolidated in the Company’s consolidated financial statements pursuant to FIN 46R and all inter-company accounts are eliminated.

During 2000, the Company entered into a joint venture, Marsh Landing Hotel Associates, LLC (“Marsh Landing Hotel Associates”), with Marsh Landing Investments, LLC to develop and own hotel properties.  The Company currently owns a 49% interest in both Marsh Landing Hotel Associates, which owns the Ponte Vedra, FL Hampton Inn, and Marsh Landing Lessee Company, LLC (“Marsh Landing Lessee”), which leases the hotel from Marsh Landing Hotel Associates.  Marsh Landing Investments, LLC, which owns 51% interest of both Marsh Landing Hotel Associates and Marsh Landing Lessee, is owned by Mr. Charles M. Winston, Chairman of the Board, and his brother Mr. James H. Winston, a former member of the Board.  Pursuant to FIN 46R, these joint ventures are considered to be VIE’s and the Company is considered to be the primary beneficiary.  Accordingly, the results of operations and the balance sheets of these joint ventures are consolidated in the Company’s consolidated financial statements pursuant to FIN 46R and all inter-company accounts are eliminated.

Unconsolidated Joint Ventures

Hotel Under Development

During 2006, the Company entered into a joint venture, Jacksonville Hotel Associates, LLC (“Jacksonville Hotel Associates”), with Skyline Hotel Investors, LLC (“Skyline”) to develop and own hotel properties.  Jacksonville Hotel Associates plans to build a 120-room Courtyard by Marriott in Jacksonville, FL for approximately $15.1 million.  The total equity investment in Jacksonville Hotel Associates is expected to be approximately $5.3 million.  Jacksonville Hotel Associates expects to fund the remainder of the development costs with borrowings under a mortgage loan.  Jacksonville Hotel Associates entered into a five-year construction-to-permanent first mortgage loan for $9.8 million, at a variable interest rate of 30-day LIBOR plus 2.6%.  Interest is added to the principal balance during construction.  The loan will require interest only payments through July 1, 2010 at which time principal and interest payments will start based on a 25-year amortization schedule.  Jacksonville Hotel Associates plans to open the hotel in the fourth quarter of 2007.  The Company owns a 48% interest in both Jacksonville Hotel Associates, which will own the 120-room Courtyard by Marriott, and Jacksonville Lessee Company, LLC (“Jacksonville Lessee”), which will lease the hotel from Jacksonville Hotel Associates.  Skyline owns a 52% interest in each of Jacksonville Hotel Associates and Jacksonville Lessee.  Pursuant to FIN 46R, these joint ventures were not considered to be VIE’s.  The results of operations and the balance sheet of these joint ventures are not consolidated in the Company’s consolidated financial statements, but instead are accounted for under the equity method of accounting.  As of June 30, 2007, Jacksonville Hotel Associates had total assets of $9.7 million, liabilities of $4.5 million and stockholders’ equity of $5.3 million.  As of December 31, 2006, total assets and stockholders’ equity of Jacksonville Hotel Associates were each approximately $4.6 million.  As of June 30, 2007 and December 31, 2006, the Company held equity of approximately $2.5 million in Jacksonville Hotel Associates.

Operating Hotels

During the fourth quarter of 2002, the Company formed a joint venture (the “Charlesbank Venture”) with Boston-based Charlesbank Capital Partners, LLC (“Charlesbank”).  The Company owns 15% of the Charlesbank Venture and Charlesbank owns 85%.  The Charlesbank

Venture focuses on acquisitions that the partners believe have turnaround or upside potential and can benefit from additional capital and aggressive asset management, which often includes renovating, repositioning, rebranding and/or a change in management.  The Charlesbank Venture invested in four hotels through a joint venture (“WCC Project Company LLC”) comprised of Concord Hospitality Enterprises Company (“Concord”) and the Charlesbank Venture.  Concord owns a 13% interest in the projects acquired by WCC Project Company LLC, while the Charlesbank Venture owns 87%, so that the Company has an indirect 13.05% ownership interest in WCC Project Company LLC.  In December 2005, the joint venture sold one of the four hotels.  As of December 31, 2005, the Company held approximately $6.9 million in cash from the hotel sale that was distributed to the other partners in the unconsolidated joint venture in January 2006.

The Charlesbank Venture invested in another hotel through a joint venture (“WNC Project Company LLC”) comprised of Shelton III Hotel Equity LLC, owned by New Castle Hotels LLC (“New Castle”) and the Charlesbank Venture.  New Castle owns a 13% interest in WNC Project Company LLC, while the Charlesbank Venture owns 87%, so that the Company has an indirect 13.05% ownership interest in WNC Project Company LLC.  In March 2007, WNC Project Company LLC sold this hotel and the Company received a $1.7 million distribution, $0.4 million of which was a return of capital, and an allocation of $1.3 million of the related gain, which is included in equity in income of unconsolidated joint ventures on the accompanying Consolidated Statements of Operations for the six months ended June 30, 2007.  In August 2007, WCC Project Company sold the three remaining hotels and received a $5.2 million distribution.  The Company is currently in the process of finalizing the distribution on investment and the related gain allocation.

During 2006, the Company formed four joint ventures to lease the three hotels from WCC Project Company LLC and the one hotel from WNC Project Company LLC.  The ownership structure for the lessee joint ventures is the same as the structure for the hotel ownership joint ventures.

The Company’s carrying amount of its investment in the WCC Project Company LLC joint venture differs from its share of the partnership equity reported in the balances of the unconsolidated joint venture due to the Company’s cost of its investment in excess of the historical net book values.  The additional basis is allocated to depreciable assets and depreciation is recognized on a straight-line basis over 30 years.  The Company accounts for its investment in these hotels under the equity method of accounting.  Therefore, results of operations and the balance sheets of these hotels are not consolidated in the Company’s consolidated financial statements.

Under the terms of the operating agreement for each joint venture, the Company and its venture partner each must approve all major decisions, including refinancing or selling the respective hotels, making loans, changes in partners’ interests, entering into material contracts, purchasing or acquiring assets, and approving operating and capital expenditure budgets.  The following tables set forth a summary of the balance sheet and statement of operations for all joint ventures for which operations have begun, including the Company’s share related to the Charlesbank Venture as of June 30, 2007 and December 31, 2006 and for the three and  six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$2,757	$4,270	$6,612	$8,117
Hotel department expenses	(697)	(2,305)	(1,839)	(4,415)
Management fees	(83)	(142)	(214)	(286)
Undistributed and fixed expenses	(1,307)	(1,425)	(3,867)	(2,776)
Gain on sale of hotel	-	-	10,100	-
Hotel net income	670	398	10,792	640
Charlesbank Venture’s 87% share of net income	583	346	9,389	557
Corporate charges	(38)	(56)	(141)	(108)
Charlesbank Venture net income	545	290	9,248	449
Winston’s 15% share of Charlesbank Venture net income	81	42	1,387	67
Amortization of investment true-up	(1)	(1)	(3)	(3)

Equity in income of unconsolidated joint ventures	$80	$41	$1,384	$64

9.

NOTES RECEIVABLE

The Company provides mezzanine and first-mortgage financing to third-party owners of hotels.  The Company does not hold an ownership interest in any of these hotels.  These loan arrangements are considered to be variable interests in the entities that own the hotels, all of which are VIEs.  However, the Company is not considered to be the primary beneficiary for any of these VIEs.  Therefore, the Company will not consolidate the results of operations of these hotels.  The Company does not have any additional lending commitments to these specific VIEs, except as disclosed below

Notes receivable as of	June 30, 2007	December 31, 2006
$1.1 million mezzanine loan collateralized by the ownership interest in the entity that owns the Hilton Garden Inn in Atlanta (Sugarloaf) GA; matured December 2006; interest rate of 30-day LIBOR plus 7.36%, with interest-only payments through maturity, with additional interest of 2% of gross monthly revenues until maturity, paid off in January 2007.	$-	$1,080
$2.4 million mezzanine loan collateralized by the ownership interest in the entity that owns the Sheraton hotel in Atlantic Beach, NC; matures February 2009; interest rate of 60-day LIBOR (with a 2% floor) plus 9%, with interest-only payments through maturity, with additional interest of 2% of outstanding principal balance accruing monthly, paid off in May 2007.	-	2,400
$6.0 million mezzanine loan collateralized by the ownership interest in the entity that owns the LaPosada de Santa Fe Resort in Santa Fe, NM; matures December 2007; interest rate of 30-day LIBOR plus 9%, with interest only payments until maturity, paid off in August 2007.	6,000	6,000
$1.4 million first mortgage loan collateralized by the Comfort Inn in Greenville, SC; matures January 2010; interest rate of prime plus 1.5%, with fixed principal payments of $6 plus interest until maturity; paid off in May 2007.	-	1,294
$3.4 million mezzanine loan collateralized by the ownership interest in the entity that owns the Hampton Inn & Suites in Albany, NY; matures August 2011; interest rate of 30-day LIBOR plus 9.41%, with interest only payments until maturity, with additional interest of 4% accruing monthly until maturity, paid in May 2007.	-	3,375
$2.8 million in B-notes purchased for $2.3 million; collateralized by second mortgages on the SpringHill Suites and TownePlace Suites in Boca Raton, FL and the TownePlace Suites in Fort Lauderdale, FL; matures September 2011; effective interest rate of 9.3% (and a yield to maturity of 11.7%), interest and principal payments.	2,342	2,338
$14.0 million from four mezzanine loans collateralized by senior participation interests in four loans to Walton Street Capital, which owns four Marriott Renaissance hotels; matures October 2008 with two one-year extensions; interest rate of 30-day LIBOR plus 4.5%, with interest only payments until maturity, one of the four loans was paid off in December 2006, another was paid off in January 2007, and the remaining two were paid off in April 2007.	-	11,250

$2.3 million B-note, of a $12 million total loan amount for a 140-room Hilton Garden Inn under construction in Columbia, SC; collateralized by a second mortgage on the hotel project; interest rate of 90-day LIBOR plus 6.12% during the construction period with a 6.00% accrual, and 90-day LIBOR plus 5.87% during year one with a 6.00% accrual and 90-day LIBOR plus 7.87% for years two through five of the permanent loan with a 4.00% accrual; funded ratably over the construction period.	2,243	2,250
$1.7 million “B” note for a 122-room Hilton Garden Inn under construction in Tuscaloosa, AL; collateralized by a second mortgage on the hotel project; interest rate of 90-day LIBOR plus 7.63% during the construction period with an incremental 3.29% accrual; thereafter the interest rate is 90-day LIBOR plus 7.43%, with an incremental 3.29% accrual during the first year only; the accrual is due upon maturity, which is five years from the date the property opens to the general public; funded ratably over the construction period.	1,770	1,318
$2.2 million five-year “B” note for a 101-room Hampton Inn & Suites under construction in Murfreesboro, TN; interest rate of 30-day LIBOR plus 6.05%, with an additional 3.86% accrual per annum; payments are interest only during construction of the hotel and the first 12 months of hotel operations and thereafter include principal payments based on a 25-year amortization period; funded ratably over the construction period.	1,967	533
$20.3 million “B” note as part of a $66 million senior note to fund the $91.5 million refinance and refurbishment of the Lady Luck casino and adjacent hotel in Las Vegas, NV; interest at a fixed rate of 12.63% for two years with two one-year extensions, sold February 2007.	-	20,308
$2.2 million mezzanine loan collateralized by the ownership interest in the entity that owns the Homewood Suites in Denver, CO; interest rate of 30-day LIBOR plus 7.50%; funded ratably over the construction period.	990	-
$1.2 million “B” note, as part of a total $7.8 million financing, collateralized by a 104-room Holiday Inn Express under construction in Webster, NY, construction-to-five-year permanent loan, interest at 90-day LIBOR plus approximately 7.00%, with an additional 3.94% of the original principal balance accruing until the loan is paid in full; funded ratably over the construction period.	654	-
Total notes receivable	$15,966	$52,146
Total interest receivable and deposit related to notes	$421	$1,759

At June 30, 2007 and December 31, 2006, 30-day LIBOR was 5.32%.  At June 30, 2007 and December 31, 2006, 60-day LIBOR was 5.34% and 5.35%, respectively.  At June 30, 2007 and December 31, 2006, 90-day LIBOR was 5.36%.  At June 30, 2007 and December 31, 2006, the prime interest rate was 8.25%.

The Company purchased the junior participation interest in the Lady Luck Loan for $20.3 million pursuant to a Participation Agreement with the senior participant, dated May 5, 2006 (the “Participation Agreement”).  On February 20, 2007, the parties to the Participation Agreement entered into a Put Agreement (the “Put Agreement”), whereby the parties established a put option that permitted the Company, at any time within seven calendar days of the execution of the Put Agreement, at its sole option, to sell its junior participation interest to the senior participant in the Lady Luck Loan.  The Put Agreement was entered into in connection with Och-Ziff Merger Agreement negotiations with Wilbur Acquisition Holding Company, LLC.  Upon exercise of the Company’s put option, the senior participant was obligated to purchase from the Company the junior participation interest in its entirety for a purchase price of approximately $15.2 million.  The Company exercised this put option on February 21, 2007.  Accordingly, the Company recognized a loss of approximately $5.3 million, including the put fee and accrued, unpaid interest, during the six months ended June 30, 2007 as a result of this sale.  Management did not consider this note to be impaired as of December 31, 2006 and accordingly no loss was recognized at December 31, 2006.

10.

INCOME TAXES

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003.  The Company is currently under examination by various states for sales and use tax,  including Connecticut for the years 2002-2005, Texas for the years 2002-2006 and North Carolina for the years 2003-2004 and North Carolina for income tax for the years 2002-2004.   The Company adopted the provisions of FIN 48 on January 1, 2007.  The Company believes it has no material exposures.   Therefore, both before and after the adoption of FIN 48 no reserves for uncertain income tax positions have been recorded.  In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company’s policy is that it recognizes interest related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The income tax expense for the three months ended June 30, 2007 included federal income tax expense of $841 and a state income tax expense of $99.  The income tax expense for the six months ended June 30, 2007 included federal income tax expense of $729 and state income tax expense of $86.  The income tax expense for the three months ended June 30, 2006 included federal income tax expense of $518 and  state income tax expense of $61.  The income tax expense for the six months ended June 30, 2006 included federal income tax expense of $682 and state income tax expense of $80. These tax expenses were calculated using an effective tax rate of 38% applied to the net income of Barclay.  The Company believes that Barclay will generate sufficient future taxable income to realize its deferred tax asset.

11.

EARNINGS PER SHARE

Net income per common share is computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding during the period.  Net income per common share assuming dilution is computed by dividing net income available to common shareholders, plus income allocated to minority interest, by the weighted-average number of common shares assuming dilution during the period.  Weighted average number of common shares assuming dilution includes common shares and dilutive common share equivalents, including redeemable limited partnership units, stock options, and unvested stock grants.  The following is a reconciliation of the amounts used in calculating basic and fully diluted income per common share for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Income (loss) from continuing operations	$(22,596)	$702	$(26,108)	$1,839
Less: preferred stock distributions	(1,840)	(1,840)	(3,680)	(3,680)

Loss from continuing operations available to common shareholders	$(24,436)	$(1,138)	$(29,788)	$(1,841)
Income from discontinued operations	$261	$4,863	$10,623	$10,007
Gain on sale of properties, less applicable income tax	$14,107	$-	14,107	$-
Net income available to common shareholders	$(10,068)	$3,725	$(5,058)	$8,166
Weighted average number of common shares basic and diluted	28,988	26,479	28,981	26,449
Earnings per share – basic and diluted
Loss from continuing operations, and gain on sale of properties available to common shareholders	$(0.36)	$(0.04)	$(0.54)	$(0.07)
Income from discontinued operations	$0.01	$0.18	$0.37	$0.38
Net income available to common shareholders	$(0.35)	$0.14	$(0.17)	$0.31

The potential common shares (represented by minority interest, outstanding stock options and stock grants) for the three and six months ended June 30, 2006 totaled 1,370,937 and 1,404,767, respectively.  For the three and six months ended June 30, 2006 there were 10,000 stock options, 375,190 and 320,345 unvested stock grants, respectively, and 1,298,480 minority interest units outstanding, which were antidilutive and are not included in the calculation of diluted (loss) per share.

The potential common shares (represented by minority interest, outstanding stock options and stock grants) for the three and six months ended June 30, 2007 totaled 1,439,855 and 1,475,018.  For the three and six months ended June 30, 2007 there were 10,000 stock options, 371,950 and 427,253 unvested stock grants, respectively, and 1,298,480 minority interest units outstanding, which were antidilutive and are not included in the calculation of diluted (loss) per share.

Pursuant to the merger agreements with Och-Ziff and Inland (see Note 2), the Company was prohibited from paying common dividends in each of the first and second quarters of 2007.  During the first and second quarters of 2007, the Company declared a quarterly cash dividend of $0.50 per Series B preferred share.  For the first and second quarters of 2006, the Company declared quarterly cash dividends of $0.15 per common share and $0.50 per Series B preferred share.

12.

CREDIT FACILITIES AND MORTGAGE LOANS

Credit Facilities

On March 11, 2005, the Company through its wholly owned subsidiary, Winston SPE II, LLC (“SPE II”), entered into a $215 million credit facility (the “GE Line”) with General Electric Capital Corporation (“GECC”).  In June 2007, the  Company terminated the GE Line. At June 30, 2007 and December 31, 2006 the balance under this facility was $0 and $1.1 million, respectively.

In October 2004, the Company entered into a $50 million master repurchase agreement with Marathon Structured Finance Fund, L.P. (“Marathon”).  Under the agreement, the Company sold assets to Marathon and agreed to repurchase those assets on a certain date.  In February 2007, the Company terminated this master repurchase agreement.

In November 2005, the Company entered into an $8.4 million credit facility with Marathon.  The facility was originally collateralized by four existing mezzanine loans with an aggregate carrying value of $14.0 million.  In December 2006, one of the mezzanine loans and the related portion of the facility were paid off.  Therefore, at December 31, 2006 the balance under this facility was $6.8 million.  In January 2007, another of the mezzanine loans and the related portion of the facility were paid off.  In April 2007, the remaining two mezzanine loans and the related portion of the facility were paid off, bringing the balance to $0 and closing the facility.

Mortgage Loans

The Company’s mortgage loans consisted of the following:

	June 30, 2007	December 31, 2006
Collateralized by wholly-owned hotels
Sixteen ten-year CMBS loans collateralized by 16 hotels, at a fixed interest rate of 5.94%, interest only for four years, thereafter interest and principal payments based on a 30-year amortization period.	$176,000	$176,000
Five-year first mortgage loan collateralized by the Homewood Suites hotel in Princeton, NJ, at a variable interest rate of 90-day LIBOR plus 1.75%, principal and interest payments starting on May 1, 2007, (paid off April 2007).	-	9,868
Five-year recourse construction-to-permanent first mortgage loan for $9.0 million, collateralized by the Hilton Garden Inn hotel which opened during March 2007 in Wilmington, NC, at a variable interest rate of 30-day LIBOR plus 1.8%, interest added to principal during construction, (paid off May 2007).	-	3,156
Five-year construction-to-permanent first mortgage loan for $7.0 million, collateralized by the Residence Inn hotel under construction in Roanoke, VA, at a variable interest rate of 30-day LIBOR plus 1.5%, interest added to principal during construction, principal and interest payments starting after the final construction disbursement.	1,330	-
Collateralized by consolidated joint venture hotels (See Note 8)
Five-year loan collateralized by the Chapel Hill Courtyard by Marriott hotel matures March 8, 2010, at a fixed interest rate of 7.51%, with interest and principal payments based on a 20-year amortization period.	8,581	8,694

Ten-year loan collateralized by the Ponte Vedra Hampton Inn hotel, matures February 1, 2011, at a variable interest rate of 30-day LIBOR plus 3%, with interest and principal payments.	4,610	4,659
Five-year loan collateralized by the Stanley hotel matures August 11, 2010, with a 10-year amortization period, at a fixed interest rate of 6.19%, with interest and principal payments.	12,578	12,696
Five-year first mortgage loan collateralized by the Courtyard by Marriott hotel in Kansas City, MO, matures November 1, 2011, at a variable interest rate of 90-day LIBOR plus 1.75%, principal and interest payments based on a 20-year amortization period.	10,752	10,879

Five-year first mortgage loan collateralized by the Hilton Garden Inn hotel in Akron, OH, at a variable interest rate of 90-day LIBOR plus 1.75%, principal and interest payments starting on May 1, 2007.

Seven year first mortgage loan collateralized by the Hampton Inn & Suites hotel in Baltimore, MD at a variable interest rate of 30 day LIBOR plus 1.5%.  Interest only for five years, thereafter interest and principal payments beginning on August 1, 2012

	7,870 14,000	5,742 -
Total	$235,721	$231,694

At June 30, 2007 and December 31, 2006 30-day LIBOR was 5.32%.  At June 30, 2007 and December 31, 2006 90-day LIBOR was 5.36%.  The combined aggregate maturities of mortgage loans for the remainder of 2007 through 2011 and thereafter, in millions, are approximately $.5, $1.2, $1.3, $21.7, $22.8 and $193.8.  Construction-to-permanent notes will not have final payment schedules until they become permanent.  The maturities noted above show the expected maturity date for these notes to be the year that the construction note is expected to convert to the permanent note.

13.

SEGMENT REPORTING

The Company presently operates in two business segments within the hotel lodging industry: Hotel Ownership and Hotel Financing.  Hotel Ownership refers to owning hotels directly or through joint ventures and includes the Company’s and it’s joint ventures’ development activities.  Hotel Financing refers to owning hotel-related loans through origination or acquisition.  The Company does not allocate certain corporate-level accounts to its operating segments, including corporate general and administrative expenses, interest and other income unrelated to notes receivable and minority interest in the Partnership. Interest expense related to hotel acquisition and development activities is allocated to Hotel Ownership and interest expense related to funding hotel-related loans is allocated to Hotel Financing. Aside from the Company’s portfolio of notes receivable and related interest receivable, all assets of the Company relate to the Hotel Ownership segment.  In addition, all capital expenditures incurred by the Company relate to the Hotel Ownership segment.  Financial information related to the Company’s reportable segments for the three and six months ended June 30, 2007 and 2006 was as follows:

Three Months Ended June 30, 2006:				
	Hotel Ownership	Hotel Financing	Corporate	Consolidated
Operating revenues	$ 43,613	$ -	$ -	$ 43,613
Operating expenses	(26,808)	(1)	(2,497)	(29,306)
Depreciation and amortization	(5,501)	-	-	(5,501)
Extinguishment of debt	-	-	(3,961)	(3,961)
Interest and other income	-	1,825	195	2,020
Interest expense	(3,933)	(1,005)	-	(4,938)
Income (loss) before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	7,371	819	(6,263)	1,927
Loss allocation to minority interest in Partnership	-	-	54	54
Loss allocation to minority interest in consolidated joint ventures	(353)	-	-	(353)
Income tax expense	(967)	-	-	(967)
Equity in income of unconsolidated joint ventures	41	-	-	41
Income (loss) from continuing operations	$ 6,092	$ 819	$ (6,209)	$ 702
Income from discontinued operations				4,863
Net income				$ 5,565
Total assets	$ 546,627	$ 61,113	$ -	$ 607,740

Six Months Ended June 30, 2006:

	Hotel Ownership	Hotel Financing	Corporate	Consolidated
Operating revenues	$ 80,008	$ -	$ -	$ 80,008
Operating expenses	(50,996)	(1)	(5,525)	(56,522)
Depreciation and amortization	(10,681)	-	-	(10,681)
Extinguishment of debt	-	-	(3,961)	(3,961)
Interest and other income	-	3,068	338	3,406
Interest expense	(7,724)	(1,626)	-	(9,350)
Income (loss) before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	10,607	1,441	(9,148)	2,900
Loss allocation to minority interest in Partnership	-	-	88	88
Loss allocation to minority interest in consolidated joint ventures	(219)	-	-	(219)
Income tax expense	(994)	-	-	(994)
Equity in income of unconsolidated joint ventures	64	-	-	64
Income (loss) from continuing operations	$ 9,458	$ 1,441	$ (9,060)	$ 1,839
Income from discontinued operations				10,007
Net income				$ 11,846
Total assets	$ 546,627	$ 61,113	$ -	$ 607,740

14.

STOCK INCENTIVE PLAN

The Winston Hotels, Inc. Stock Incentive Plan (the “Plan”) permits the grant of incentive or nonqualified stock options, stock appreciation rights, stock awards and performance shares to eligible participants.  Stock options and stock awards are granted upon approval of the Compensation Committee of the Board and generally are subject to vesting over a period of four years.

Share Awards

The Plan allows the Company to grant shares of restricted common stock to executives and employees.  Long-term incentives for executive compensation, which generally take the form of restricted stock awards, are provided primarily pursuant to the Plan, which is administered by the Compensation Committee.  Awards of restricted stock under the Plan are based on comparisons to incentives offered among a peer group of REITs.  The restricted shares generally vest 20% immediately and 20% on the anniversary of the grant date over each of the next four years.  Compensation expense, which is based on the closing sale price for the Company’s common stock on the grant date, is recognized over the applicable vesting period, with corresponding increases in common stock and additional paid-in capital.  As a result of the adoption of SFAS No. 123R, which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“SFAS 123R”), on a prospective basis, the Company will not show unearned restricted shares as a negative component of shareholders’ equity; rather, such amounts will be included in the determination of common stock and additional paid-in capital presented in the Consolidated Balance Sheets.  A summary of the status of unearned restricted shares under the Plan as of June 30, 2007 and changes since December 31, 2006 are presented below:

	Number of Shares (in thousands)	Weighted Average Grant-Date Fair Value Per Share	Fair Value
Non-vested at December 31, 2006	246	$ 10.10	$ 2,484
Granted	224	$ 13.66	$ 3,054
Vested	(119)	$ 12.16	$ (1,449)
Forfeited	-	$ -	-
Non-vested at June 30, 2007	351	$ 11.67	$ 4,089

The Company’s compensation costs under the stock-based compensation plan were $1,449 and $1,156 for the six months ended June 30, 2007 and 2006, respectively.  Of these compensation costs, approximately $473 and $150 were capitalized for the six months ended June 30, 2007 and 2006, respectively, as investment in hotel properties in accordance with the provisions of FASB 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects”.

On January 1, 2007, the Company issued 1,125 shares to employees and on January 29, 2007, the Company issued 222,543 shares to executives.  The stock price on the grant date was $13.76 and $13.66, respectively. All unvested shares as of July 1, 2007 vested as a result of the change in control.  See Note 2.

15.

COMMITMENTS AND CONTINGENCIES

Merger

See Note 2 for commitments and contingencies related to the Merger.

Lawsuit related to Och-Ziff Merger

On February 21, 2007, the Company entered into the Och-Ziff Merger Agreement.  On March 5, 2007, a lawsuit styled Whitney v. Winston Hotels, Inc., et al. (Case No. 07-CVS-3449), was filed in Superior Court in Wake County, North Carolina, naming the Company, the individual members of the Company’s board of directors, Wilbur Acquisition Holding Company, LLC (“Wilbur Acquisition”) and its wholly-owned subsidiary (“Wilbur Subsidiary”) formed for the purpose of effecting the proposed merger, as defendants.  On April 2, 2007, the Company entered into the Merger Agreement.  On April 5, 2007, the Company filed a notice of designation requesting that the lawsuit be designated as a mandatory complex business case and moved to the North Carolina Business Court.  This request was granted on April 11, 2007.  On May 2, 2007, the plaintiff filed an amended complaint in Superior Court in Wake County, North Carolina naming Inland and IAA as defendants in addition to those defendants set forth above.  The lawsuit seeks class action status and generally alleges that members of the Company’s board of directors breached fiduciary duties to the Company’s shareholders by entering into each of the merger agreements, and that Wilbur Acquisition, Wilbur Subsidiary, Inland and IAA aided and abetted the other defendants’ alleged fiduciary breaches.  The lawsuit seeks a variety of equitable and injunctive relief, including enjoining defendants from completing the merger, enjoining solicitation of proxies through the dissemination of the proxy statement, declaring the termination fee for not completing the merger to be unfair and enjoining the payment of such fee, and awarding pre-and post judgment interest, attorney’s fees, expert fees and other costs incurred by the plaintiffs.  The Company denies the allegations of the lawsuit and intends to vigorously defend the action.

Legal Action Related to Tribeca Hotel

In August 2006, the Company announced that it had entered into a definitive agreement to acquire a hotel property under construction in the Tribeca area of New York City.  As previously disclosed, the project experienced a delay in construction and, as a result, the Company pursued legal action against the seller of the property.  As of June 30, 2007, the lawsuit has been settled with the seller and the seller paid the Company $16 million, which netted to a gain of $14.7 million in June 2007.    As a result, the Company will not acquire the Tribeca hotel.

Various Legal Actions

In addition to the aforementioned litigation, the Company is presently subject to various lawsuits, claims and proceedings arising in the ordinary course of business, none of which, if the outcome is determined to be unfavorable to the Company, are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

Franchise Agreements

Of the 50 hotels in which the Company holds an ownership interest, 49 are operated under franchises from nationally recognized franchisors including Marriott International, Inc., Hilton Hotels Corporation, Intercontinental Hotels Group PLC, (formerly Six Continents PLC) and

Choice Hotels International.  The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise licenses.  Franchisors provide a variety of benefits for franchisees including national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

The hotel franchise licenses generally specify certain management, operational, record keeping, accounting, reporting and marketing standards and procedures with which the Company must comply.  The franchise licenses obligate the Company to comply with the franchisors’ standards and requirements with respect to training of operational personnel, safety, insurance, the types of services and products ancillary to guest room services that may be provided, display of signs, and the type, quality, and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

The franchise agreements provide for termination, at the franchisor’s option, upon the occurrence of certain events, including the Company’s failure to pay royalties and fees or perform its other covenants under the franchise agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the franchise without the consent of the franchisor, or failure to comply with applicable law or maintain applicable standards in the operation and condition of the relevant hotel.  The franchise agreements will not renew automatically upon expiration.  The 49 hotels’ franchise licenses, including eight joint venture hotels, will expire as follows:

Year of Expiration	Number of Hotels	Year of Expiration	Number of Hotels
2007	1	2018	3
2008	2	2019	6
2009	2	2020	1
2010	1	2022	3
2011	1	2023	1
2012	2	2024	3
2013	4	2025	1
2014	1	2026	1
2015	1	2027	2
2016	2	2031	1
2017	10

The Company received written notification from a franchisor that the franchise license agreements for three of its hotels, which expire in January 2008, March 2009 and November 2010, will not be renewed.  The franchisor has notified the Company that it will not extend any of the three franchise licenses beyond the end of 2007 due to the Merger.  The Company may decide to change the brand of the hotels prior to the expiration date.  The expiration of these licenses is not expected to have a material impact on the Company’s results of operations in the future.  There can be no assurance that other licenses will be renewed upon the expiration thereof.  Such future non-renewals could have a material adverse effect on the Company.

The Company’s franchisors periodically inspect the Company’s hotels to ensure that they meet certain brand standards primarily pertaining to the condition of the property and its guest service scores.  As of June 30, 2007, the Company was not in default at any hotels for product improvement issues and/or low guest service scores. The failure by the Company to cure any future defaults at multiple properties and the potential subsequent terminations of franchise agreements by its franchisors related to these defaults could have a material adverse effect on the Company’s financial statements and/or results of operations.